Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Third Quarter and Year to Date Fiscal 2010 Operating Results

April 13, 2010	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the third quarter and the first nine months of Fiscal 2010, which ends May 31, 2010. Sales for the three months ended February 28, 2010 were $1,542,312 compared to $1,761,747 for the same period last year. This represents a decrease of $219,435, or 12.5%. Net loss for the third quarter ended February 28, 2010 was $443,252, or $.15 per fully diluted share, compared to a net loss of $260,874, or $.09 per fully diluted share, for the same period last year. For the first nine months of Fiscal 2010 ended February 28, 2010, sales were $4,687,407 compared to $7,944,413 for the same period in the prior year. Net loss was $1,241,894 for the nine months ended February 28, 2010 compared to a net loss of $340,994 for the first nine months of Fiscal 2009.

In the third quarter ended February 28, 2010, sales in the SBS Balancer segment decreased 24.7% while sales in the SMS Measurement segment increased 18.6% compared to the same period last year. For the nine months ended February 28, 2010, sales in the SBS Balancer segment decreased 45.0% and sales in the SMS Measurement segment decreased 30.0% compared to the same period in the prior year. Sales of the Company’s balancer and laser-based measurement products declined from prior periods due to a sharp drop in demand that began in the second half of Fiscal 2009 as a result of rapidly deteriorating market conditions in the US auto industry, a downturn in global manufacturing and the weakening of the US and global economy generally.

Gross margins for the quarter increased to 51.5% for the three months ended February 28, 2010 compared to 45.8% for the same period in the prior year primarily due to changes in the product sales mix. Operating expenses decreased to $1,239,577 during the three months ended February 28, 2010 compared to $1,424,624 for the same period in the prior year. These decreases were primarily due to cost reduction initiatives enacted by the Company in the latter half of Fiscal 2009 which have continued into Fiscal 2010.

“While we were pleased with the reduction in our operating expenses and the slight increase in our gross margins, we are obviously disappointed with our overall financial results during our fiscal third quarter ended February 28th, which did not follow the trend of narrowing losses that we saw in the second quarter,” commented Wayne A. Case, CEO of Schmitt Industries. “Sales in our SMS business segment, including our Acuity brand of dimensional and distance measurement lasers and our laser-based surface measurement systems, increased from the same quarter last year, but sales in our Balancer segment, our largest segment, particularly in North America and Europe, continued to show significant weakness.”

“Our SBS balancing systems are sold to grinding machine tool manufacturers and end users throughout the world and our sales levels appear to be reflective of the state of recovery of the global manufacturing sector,” Case continued. “For example, the Asia-Pacific region, particularly China, is recovering more quickly while Europe and North America are experiencing a much slower and more inconsistent pattern of recovery.”

“We will continue to carefully manage our operating expenses and closely monitor the health of our markets. At the same time we will also continue to make the investments in product development, sales and marketing necessary to increase sales. For example, we have recently transitioned our new SB-5500 controller for the Balancing market to manufacturing and are now taking orders for our Xact remote tank-monitoring systems. We are seeing interest from customers for both of these new products. We are also pleased with our progress related to both sales and integration of our Lasercheck products which we acquired last quarter from Optical Dimensions. We believe that these developments, and many others we are working on, will ultimately result in increased sales. Our goal continues to be to return the Company to profitability as soon as possible,” commented Jim Fitzhenry, President of Schmitt Industries.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser measurement systems used in surface measurement applications and dimensional measurement applications and ultrasonic measurement products for remote monitoring of chemical storage tanks (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

The statements in this release, including remarks by Wayne Case and Jim Fitzhenry regarding the impact of the global economy on the Company’s sales and the level of the Company’s future sales, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	February 28, 2010	May 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$2,890,114	$4,174,335
Short-term investments	500,000	—
Accounts receivable, net of allowance of $68,039 and $38,233 at February 28, 2010 and May 31, 2009, respectively	1,147,328	1,110,850
Inventories	3,659,770	3,866,971
Prepaid expenses	218,359	171,178
Income taxes receivable	289,014	330,134

Total current assets	8,704,585	9,653,468

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,564,880	1,564,880
Furniture, fixtures and equipment	1,047,571	1,037,346
Vehicles	90,452	90,452

	3,001,903	2,991,678
Less accumulated depreciation and amortization	(1,673,029)	(1,563,840)

	1,328,874	1,427,838

Other assets
Intangible assets	1,550,294	1,542,694

TOTAL ASSETS	$11,583,753	$12,624,000

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$444,701	$335,609
Accrued commissions	148,719	172,755
Accrued payroll liabilities	191,790	228,887
Other accrued liabilities	187,299	168,325

Total current liabilities	972,509	905,576

Long-term liabilities	2,951	—
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,894,802 and 2,870,160 shares issued and outstanding at February 28, 2010 and May 31, 2009, respectively	9,717,698	9,545,678
Accumulated other comprehensive loss	(223,886)	(183,629)
Retained earnings	1,114,481	2,356,375

Total stockholders’ equity	10,608,293	11,718,424

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,583,753	$12,624,000

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 28, 2010 AND 2009

(UNAUDITED)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2010	2009	2010	2009
Net sales	$1,542,312	$1,761,747	$4,687,407	$7,944,413
Cost of sales	747,577	954,175	2,400,636	4,076,782

Gross profit	794,735	807,572	2,286,771	3,867,631

Operating expenses:
General, administration and sales	1,068,203	1,150,973	3,061,191	3,894,242
Research and development	171,374	273,651	471,913	771,764

Total operating expenses	1,239,577	1,424,624	3,533,104	4,666,006

Operating loss	(444,842)	(617,052)	(1,246,333)	(798,375)
Other income	3,108	17,198	18,241	35,215

Loss before income taxes	(441,734)	(599,854)	(1,228,092)	(763,160)
Provision (benefit) for income taxes	1,518	(338,980)	13,802	(422,166)

Net loss	$(443,252)	$(260,874)	$(1,241,894)	$(340,994)

Net loss per common share:

Basic	$(0.15)	$(0.09)	$(0.43)	$(0.12)

Weighted average number of common shares, basic	2,894,802	2,870,160	2,883,880	2,870,160

Diluted	$(0.15)	$(0.09)	$(0.43)	$(0.12)

Weighted average number of common shares, diluted	2,894,802	2,870,160	2,883,880	2,870,160